Integra LifeSciences Provides Preliminary Assessment of Minor Damage to its Manufacturing Facility in Añasco, Puerto Rico

PLAINSBORO, New Jersey, September 26, 2017 (GLOBE NEWSWIRE) -- Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today announced that its manufacturing facility in Añasco, Puerto Rico sustained relatively minor damage from the impact of Hurricane Maria. A team is on-site to oversee repairs.

As widely reported, the hurricane caused significant damage to the infrastructure on the island including power, communications and transportation. While Integra continues to assess the impact on operations, the company’s immediate concern is supporting our employees, their families and customers following this unprecedented event.

Manufacturing is expected to restart in the next few weeks with a gradual ramp in production until operations are fully restored. The company estimates that current inventory levels are sufficient to mitigate significant sales disruptions.

Integra will continue to assess the full impact from the storm on operations and will communicate any further details as they develop.

About Integra LifeSciences
Integra LifeSciences (NASDAQ: IART) is dedicated to limiting uncertainty for clinicians, so they can concentrate on providing the best patient care.  Integra offers innovative solutions, including leading plastic and regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies. For more information, please visit www.integralife.com.

Investor Relations:
Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
Senior Director, Global Corporate Communications
(609) 750 7984
laurene.isip@integralife.com